Exhibit 5.1
Maxclean Holdings Ltd. 88 Yu Feng Road, Shuo Fang Town New District, Wuxi City Jiangsu Province People’s Republic of China	e-mail: jlee@applebyglobal.com tchan@applebyglobal.com direct dial: (852) 2905 5737/ (852) 21905 5721 Tel : (852) 2523 8123 Fax: (852) 2524 5548 your ref: appleby ref: 403626-0004

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2206-19 Jardine House
1 Connaught Place
Central
Hong Kong

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Fax +852 2524 5548

applebyglobal.com

Managing Partner
Frances L Woo

Partners
Jeffrey Kirk
Judy Lee

Bermuda
British Virgin Islands
Cayman Islands
Guernsey
Hong Kong
Isle of Man
Jersey
London
Mauritius
Seychelles
Shanghai
Zurich

30 August 2012

Dear Sirs

Maxclean Holdings Ltd (“Company”)

This opinion as to Cayman Islands law is addressed to you in connection with filing by the Company with the  Securities and Exchange Commission, Washington D.C. 20549 of a Form F-1 Registration Statement (the “Registration Statement”) in relation to the sale by the Company’s existing shareholders of up to 100,284,700 shares of the Company’s shares of par value US$0.0001 each (“Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (“Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the First Schedule.

Assumptions

In stating our opinion we have assumed:

a.            the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies;

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b.           that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent;

c.           the genuineness of all signatures on the Documents;

d.           the authority, capacity and power of each of the persons signing the Documents;

e.            that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in any of the Documents is true, accurate and complete;

f.            that there are no provisions of the laws or regulations of any jurisdiction other than the Cayman Islands which would be contravened by the filing of the Registration Statement and the matters contemplated thereby or which would have any implication in relation to the opinion expressed herein; and

g.           that, when filed, the Registration Statement will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.            The Company is a limited liability company duly incorporated with limited liability and existing under the laws of the Cayman Islands.  The Company is in good standing under the laws of the Cayman Islands.

2.             Based solely upon a review of the Register of Members of the Company, the Company has 305,178,500 Shares in issue and the names of each registered holder of Shares are set out below and based solely upon the Officer’s Certificate, all amounts in respect of such Shares have been paid to the Company in accordance with the terms of their issue. All of the aforesaid Shares are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company by the holders thereof in respect of such shares).

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Name of Shareholder

Lo Chung Ling

Hua Xiafen

Yu Chunming

Ace Achiever Limited

Dodi Limited

Time King Holdings Limited

Value Kingdom Limited

Chen Fu Mel

Gui Li Hui

Liang Gao Xiang

Liu Feng Zhen

Liu Hai Xia

Lo Chi Wai Jeffrey

Mao Xiao Qin

Tse Chun Wai

Wong Chung Yan Joanne

Wong Siu Hong

Wu Xin Hui
Number of Shares 55,981,935 8,337,788 126,523,277 10,538,100 14,050,800 10,538,100 10,446,000 190,000 940,000 100,000 470,000 380,000 470,000 630,000 130,000 2,820,000 1,560,000 320,000

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich
Yu Hua

Yung Tat Kwan

Choi Tsun Bing

Sy Wan Pang

Hu Wei

Huang Shao Xiong

Jiang Ling

Leung Kam Tong DominicSavio

Lo Chi Wong Calvin

Meng Lei

Wu Xiao Ping

Xu Yong

Zhang Zheng Cheng

Zheng Shi Cai

Dou Zheng Man

Hu Jie

Jian Qin

Li Sheng Dong

Li Shi Jie
100,000 130,000 10,400,000 8,600,000 200,000 200,000 300,000 340,000 2,140,000 420,000 200,000 200,000 400,000 2,500,000 9,400,000 4,700,000 1,570,000 1,000,000 80,000

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich	Liang Guo Ping Lu Zheng Da Mao Chun Jie Wang Dong Mei Wang Xi Lin Wu Yan Xi Jia Hua Xiao Jin Cheng Zhang Xi Yuri Zhang Yu Zhen	150,000 1,570,000 150,000 1,570,000 10,000,000 780,000 1,570,000 312,500 200,000 1,570,000

 3.            Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the CaymanIslands, the Company has obtained an undertaking from the Governor-in-Council:

(i)           that no law which is enacted in the Cayman Islands imposing any tax to belevied on profits or income or gains or appreciation shall apply to the Company or its operations; and

(ii)          in addition, that no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(aa)         on or in respect of the shares, debentures or other obligations of the Company; or

(bb)        by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (1999 Revision).

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The undertaking for the Company is for a period of twenty years from 19 July 2011.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty.  There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments.

There is no stamp duty payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands.

Reservations

We have the following reservations:

a.           We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands.  This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

b.            The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available. We have therefore obtained the corporate documents specified in the First Schedule hereto and relied exclusively on the Officer’s Certificate for the verification of such corporate information.

c.            The litigation searches  (“Litigation Searches”) may not be conclusive and it should be noted that the Register of Writs and Other Originating Process and Register of Appeals (together the “Court Registers”) do not reveal:

(i)           details of matters which have been lodged for filing or registration which as a matter of best practice of the Clerk of Courts Office would have or should have been disclosed on the Court Registers, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the Court Registers;

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(ii)         details of matters which should have been lodged for filing or registration at the Clerk of Courts Office but have not been lodged for filing or registration at the date the search is concluded;

(iii)        whether an application to the Grand Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Court Registers at the date and time the search is concluded;

(iv)        whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

(v)         whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security; or

(vi)        whether any stop notice under Order 50 of the Rules of the Grand Court of the Cayman Islands has been issued in respect of the shares.

We have not enquired as to whether there has been any change since the time and date of the Litigation Search.

d.           In paragraph 1 above, the term “good standing” means that the Company has received a Certificate of Good Standing from the Registrar of Companies which means that it has filed its annual return and paid its annual fees as required to date, failing which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands.

e.             With respect to this opinion, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion.  We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

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Disclosure

This opinion is issued solely for the purposes of filing the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.   We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

We also consent to the reference to our Firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Cayman Islands law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than the Cayman Islands.

Yours faithfully

/s/ Appleby

Appleby

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FIRST SCHEDULE

1.           The Registration Statement on Form F-1 with respect to the Shares as received by us on 29 August 2012.

2.           Scanned copies of the Certificate of Incorporation and Memorandum and Articles of Association of the Company (collectively referred to as the “Constitutional Documents”) as issued by or registered with the Registrar of Companies in the Cayman Islands with all amendments.

3.           A scanned copy of the register of members in respect of the Company (“Register of Members”).

4.           A scanned copy of the Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands dated 30 July 2012.

5.           An Officers Certificate (“Officer’s Certificate”) dated 11 August 2012 and signed by Lo Chung Ling, a Director of the Company.

6.           A scanned copy of the Undertaking as to Tax Concessions certificate issued to the Company pursuant to The Tax Concessions Law (1999 Revision).

7 .           The entries and filings shown in respect of the Company in the Register of Writs and Other Originating Process and the Register of Appeals maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search on 29 August 2012 for the period of one year preceding such search in respect of the Company (“Litigation Search”).